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                                                           EXHIBIT 99

FOR IMMEDIATE RELEASE
AUGUST 13, 1998


                    PRESS RELEASE

      CITIZENS FINANCIAL TO CALL ALL PREFERRED
            FOR CONVERSION OR REDEMPTION,
      SET UP REPURCHASE PROGRAM FOR SOME COMMON


    Louisville,  KY   (August  13,  1998)  -  Directors  of
Citizens Financial Corporation (NASDAQ: CNFL) have approved
a  plan to redeem on September  8,  1998  all  of  its  10%
convertible  preferred  stock  that  has not been converted
into  common stock by September 3, 1998.   The  Board  also
approved a program for the Company to repurchase up to 100,000 shares of its common stock from time to time in open-market or privately-negotiated transactions.

    The  preferred  stock  is convertible at the option  of
holders into common stock at an effective rate of $5.50 per
common share and redeemable  at  the  same  effective price
($4,048,000  in  total),  which  is  well below the  common
stock's market price for the last several  months.  Holders
of over one-half of the preferred stock have indicated they
will convert to common.  A total of 736,000  shares will be
issued  if  all preferred stock is converted.  The  Company
presently has  1,084,615  common  shares  outstanding.  Any
payments  the  Company  makes to redeem the preferred stock
will reduce the amount it  will  spend   in  the repurchase
program dollar-for-dollar.

    The  Company  has  earmarked up to $1,200,000  for  the
repurchase program, less  any  funds  it  expends  for  the
redemption.   Prices  paid  will not exceed the most recent
book value of the common stock.   Management will determine
the number of shares purchased and  the timing of purchases
in its discretion based upon a number of factors, including
the common stock's market price and market  conditions, and
is not limited by a timetable or minimum price policy.  The
Company  may discontinue or suspend the repurchase  program
at any time.   Open-market  purchases  will be conducted in
accordance with applicable SEC rules. Repurchased shares will be used for general corporate purposes.

    Commenting  on  the  Board's actions, Darrell R. Wells,
President, said "(w)e have  been  looking  at the idea of a
repurchase program for some time, given that  our stock has
traded at a discount to book value, and we believe  it is a
good  use  of  Company  funds.   While the market price has
improved, we still want to be able  to  take  advantage  of
repurchase  opportunities that may exist from time to time.
More recently,  the  increase in market price has permitted
us to call the preferred  stock  and eliminate $400,000 per
year  in  dividends.  If any stock is  not  converted,  the
redemption will be at a very favorable price in relation to
the book value.   On  the  other  hand, conversion will add
$4,000,000 to our common equity, less what we may spend for redemptions and the repurchase

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program,  and  improve  our capacity to grow.   Either way,
we  think  these are good moves for our shareholders."

    Citizens Financial is a $125 million insurance  holding
company  based  in  Louisville.   Its principal subsidiary,
Citizens   Security   Life   Insurance  Company,   provides
insurance products in 20 states and the District of Columbia.

          For further information contact:

                   Lane A. Hersman
              Executive Vice President
                    502/244-2420


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